EXHIBIT 22


        RIDGEWOOD HOTELS, INC. AND SUBSIDIARIES
             SUBSIDIARIES OF THE REGISTRANT

                                               Percentage
                              State or         of Voting
                            Jurisdiction       Securities
                          of Incorporation        Owned
                          ----------------     ----------

Florida Communities, Inc.      Florida             100%
Ridgewood Orlando, Inc.        Florida             100%
Ridgewood Georgia, Inc.        Georgia             100%
Wesley Hotel Group, Inc.       Georgia             100%
Florida Beta Hotel Corp.       Florida             100%
California Zeta Hotel Corp.    California          100%
Capitol Alpha Hotel Corp.      Washington, D.C.    100%
California Eta Hotel Corp.     California          100%

The foregoing subsidiaries are included in the consolidated financial statements of the Company.